Exhibit 99.1

Oragenics and Intrexon Announce Worldwide Exclusive Collaboration for Lantibiotics

For Immediate Release

Tampa, FL, & Germantown, MD, June 6, 2012– Oragenics, Inc. (OTCBB: ORNI) (the “Company”), a leader in the area of oral care probiotics and a developer of therapeutic products including novel antibiotics, and Intrexon Corporation, a synthetic biology company that utilizes its proprietary technologies to provide control over cellular function, announced today the formation of a global exclusive channel collaboration through which Oragenics intends to develop and commercialize lantibiotics, a novel class of broad spectrum antibiotics, as active pharmaceutical ingredients (API) for the treatment of infectious diseases in humans and companion animals.

John N. Bonfiglio, Ph.D., President and Chief Executive Officer of Oragenics, stated, “We are excited about the tremendous potential that the collaboration brings to the Company and we look forward to working with Intrexon. Intrexon’s state-of-the-art science will allow us access to new techniques and processes which could rapidly allow us to move toward commercialization of this exciting and novel class of antibiotics.”

Randal J. Kirk, CEO and Chairman of the Board of Intrexon, said, “Intrexon thrives on accepting challenges and solving problems that have proved resistant to the efforts of its predecessors. As was the case with our recombinant human alpha 1-antitrypsin (rHuA1AT) project, the production of lantibiotics through bioindustrial process has been a high-value goal that we now take on with confidence and commitment. We are pleased to be working with the Oragenics team on this high-value opportunity.”

Under the collaboration, Oragenics will utilize Intrexon’s advanced transgene and cell engineering platforms for the development and production of lantibiotics, a class of peptide antibiotics that naturally are produced in Gram-positive bacteria and contain the characteristic polycyclic thioether amino acids lanthionine and methyllanthonine. Lantibiotics have shown broad-spectrum antibiotic properties against Gram-positive bacterial infections, such as MRSA and VRE in pre-clinical studies, yet their development as commercially viable products continues to be subject to significant technological hurdles.

Intrexon will be responsible for technology discovery efforts, cell-engineering development, and certain aspects of the manufacturing process. Oragenics will be responsible for conducting preclinical and clinical development of candidate lantibiotics, as well as for other aspects of manufacturing and the commercialization of the product(s).

Under terms of the transaction agreements:

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Oragenics will receive an exclusive, worldwide license to utilize the products of Intrexon’s modular genetic engineering platform for the development of API and drug products involving the direct administration to humans or companion animals of a lantibiotic for the prevention or treatment of infectious disease.

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Intrexon will apply its proprietary platforms and technologies, including UltraVector®, DNA and RNA MOD engineering, protein engineering, transcription control chemistry, genome engineering, and cell system engineering, to Oragenics’ lantibiotics program.

•	Oragenics is responsible for funding the further anticipated development of lantibiotics toward the goal of commercialization.

•	Oragenics will issue to Intrexon 4,392,425 shares of its common stock upon execution of the agreement along with the potential for additional development milestones.

•	Subject to certain expense allocations, Oragenics will pay Intrexon 25% of the gross quarterly profits derived from the sale of products developed from the channel collaboration.

Griffin Securities served as financial advisor to Intrexon in connection with the transaction.

About Oragenics, Inc.

Oragenics, Inc. develops, markets and sells proprietary probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora® and ProBiora3® in over 13 countries worldwide. In addition, Oragenics develops therapies designed to treat infectious diseases. More information about the company is available at www.oragenics.com.

About Intrexon Corporation

Intrexon Corporation is a privately held synthetic biology company that employs modular DNA control systems to enhance capabilities, improve safety and lower cost in human therapeutics, protein production, industrial products, agricultural biotechnology, and animal science. The company’s advanced transgene engineering platform enables Better DNA™ technology by combining revolutionary DNA control systems with corresponding advancements in modular transgene design, assembly and optimization. More information about the company is available at www.dna.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on the management of Oragenics’ beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to Oragenics’ ability to raise additional capital to sustain its operations beyond June 30, 2012, Oragenics’ ability to raise additional capital to develop and commercialize lantibiotics, Oragenics’ ability to successfully develop or commercialize lantibiotics, any inability to obtain regulatory approval of the lantibiotic candidates, any failure of the results of clinical trials to support lantibiotic candidates, any failure of the preclinical or clinical trials to proceed on schedules that are consistent with Oragenics’ current expectations or at all, and any inability of Oragenics to maintain the effectiveness of the exclusive collaboration agreement and those set forth in Oragenics’ most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. Oragenics expressly disclaims any responsibility to update forward-looking statements.

For more information regarding Oragenics, contact:

Corporate Contact:	Investor Contact:
Michael Sullivan Chief Financial Officer Oragenics, Inc 3000 Bayport Drive, Suite 685 Tampa, Fl 33607 Tel: 813-286-7900 x246 Direct: 813-786-6431 msullivan@oragenics.com	Robert Giordano President LaunchPad IR 880 Third Avenue, 6th Floor New York NY 10022 Tel: 1-800-625-2236 x7770 Direct: 917-327-3938 rgiordanonyc@gmail.com

For more information regarding Intrexon Corporation, contact:

Corporate Contact:	Investor Contact:
Donald P. Lehr Chief Legal Officer Intrexon Corporation Tel: 301-556-9809 dlehr@intrexon.com	The Ruth Group Stephanie Carrington / Josh Drumm Tel: 646-536-7017 / 7006 scarrington@theruthgroup.com jdrumm@theruthgroup.com